Optinose Announces CEO Transition and Business Update

Ramy Mahmoud, MD, MPH appointed CEO and to the Board of Directors

YARDLEY, Pa., Jan. 31, 2023 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced that Peter Miller has stepped down as Chief Executive Officer and Board member, and that Ramy Mahmoud, MD, MPH has been appointed as Chief Executive Officer and Board member.

In announcing his departure, Peter Miller shared, "It has been a privilege working with the amazing group of colleagues at Optinose. I am proud of all that we have accomplished and the impact we continue to make in our mission to improve patients’ lives."

During Mr. Miller’s nearly 13 years as CEO, the Company experienced significant growth. His leadership led to the successful development and out-licensing of the Company’s first product, ONZETRA Xsail®, becoming a public company listed on Nasdaq, and the transition from a clinical-stage company to a commercial-stage company through the successful development, FDA approval and commercialization of XHANCE®.

Dr. Mahmoud, the Company’s President and Chief Operating Officer since 2010, will succeed Mr. Miller as the new CEO of Optinose and as a Board member, effective immediately. Dr. Mahmoud has led both the commercial and R&D functions during his tenure at Optinose and has been instrumental to the successful development and FDA approval of all Company products, including XHANCE, during this time, and for the clinical research program supporting the potential first-ever approval of a drug product for chronic sinusitis.

“Ramy’s leadership and accomplishments, deep industry experience, and medical background make him ideally suited to succeed Peter as CEO of Optinose,” said Joseph C. Scodari, Chairman of the Optinose Board of Directors.

Prior to joining Optinose, Dr. Mahmoud spent 14 years at Johnson & Johnson where he was Chief Medical Officer and a member of the Global Management Board of the Ethicon group of companies. He also held senior roles in the Pharmaceutical sector, serving on the management board of several operating companies and leading a range of functions in both R&D and commercial organizations. Dr. Mahmoud participated in the development, launch and/or commercialization of dozens of pharmaceutical and medical device products spanning multiple therapeutic categories.

Dr. Mahmoud also served for 10 years on active duty in the U.S. Army and an additional 10 years in the Army Reserves, achieving the rank of Lieutenant Colonel and heading the Department of Epidemiology at the Walter Reed Army Institute of Research. He has published more than 80 peer-reviewed papers and textbook chapters, and has served as a scientific reviewer for a number of journals and textbooks. Dr. Mahmoud earned a Master of Healthcare Management and Policy degree from the Harvard School of Public Health and an M.D. from the University of Miami.

Dr. Mahmoud shared, "It has been a privilege to have the opportunity to partner with Peter; he has led the Company with vision, energy, and passion through many important milestones. I am personally grateful for the time we have spent working together, and I know I speak on behalf of all my colleagues at Optinose when I say we deeply appreciate his many important contributions to the organization.”

"Ramy is a great friend and an exceptional leader. We have done things side by side since partnering in 2010 to start OptiNose, Inc. and I am very confident that he will lead the company to new heights,” said Mr. Miller.

Corporate Guidance
Financial Guidance

The Company reiterated its previous financial guidance:
-XHANCE net revenues for the full year of 2022 are expected to be between $74 and $78 million.

-average XHANCE net revenue per prescription for the full year of 2022 is expected to be approximately $220.

-total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for the full year of 2022 are expected to be between $127 - $131 million, of which the Company expects stock-based compensation to be approximately $9 million.
This financial information is preliminary, subject to change, and has not been reviewed by the Company’s independent registered public accounting firm.
XHANCE sNDA for Chronic Sinusitis
The Company expects to submit a supplemental New Drug Application to the FDA for a potential label expansion for XHANCE for the treatment of chronic sinusitis in February, in-line with previous guidance of early 2023. According to claims data there are more than 10 times as many physician visits with a diagnosis of chronic sinusitis than with a diagnosis of nasal polyps, XHANCE’s current indication, and there is no FDA-approved medication for patients with chronic sinusitis.

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the Company’s expectation that it will submit a supplemental New Drug Application to the FDA in February 2023 for a potential label expansion for XHANCE for the treatment of chronic sinusitis; the potential for XHANCE to be the first FDA approved drug product for chronic sinusitis and the potential benefits of such label expansion; the potential for future growth; the Company’s expectation that XHANCE net revenues for the full year of 2022 will be between $74 and $78 million, that average XHANCE net revenues per prescription for the full year of 2022 will be approximately $220, and that total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2022 will be between $127 - $131 million, of which the Company expects stock-based compensation to be approximately $9 million; and other statements regarding the Company's future operations, prospects, objectives and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its current and any potential future indication; potential for varying interpretation of clinical trial results of XHANCE for the treatment of chronic sinusitis; risks and uncertainties relating to FDA approval of XHANCE for the treatment of chronic sinusitis; the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than the Company expects; the potential for XHANCE net revenues, average XHANCE net revenue per prescription and operating expenses for the full year of 2022 to change in connection with the finalization of the Company’s financial results for the full year of 2022 and review of such financial results by the Company’s independent registered public accounting firm; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in our most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and we undertake no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531